NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 29, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 16, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between FirstMerit Corporation and Huntington Bancshares Incorporated became effective on August 16, 2016. Each FirstMerit Corporation Depositary Share, representing a 1/40th interest in a share of 5.875% Series C Non-Cumulative Perpetual Preferred Stock will be automatically converted into the right to receive one Huntington Bancshares Incorporated Depositary Share, each representing a 1/40th interest in a share of 5.875% Series C Non-Cumulative Perpetual Preferred Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 16, 2016.